UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 12, 2004

Globe Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	0001136645	72-1498296
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4051 Veterans Blvd., Suite 100
Metairie, LA	70002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (504) 887-0057

____________________________________________________________

(Former name or former address, if changed since last report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  and (b) - Not applicable

     (c) Exhibits

    February 12, 2004 Press release

Item 12. Results of Operations and Financial Condition.

On February 12, 2004, Globe Bancorp, Inc. issued a press release announcing its financial results for the forth quarter and year ended December 31, 2003. The Press Release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                 GLOBE BANCORP, INC.
                                                                                                                 Registrant

Date: February 12, 2004                                                                           By: /s/ Thomas J. Exnicios
                                                                                                                 Thomas J. Exnicios                                                                                                                  President, Chief Executive Officer
                                                                                                                           and Chief Financial Officer

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Exhibit No. 99.1
PRESS RELEASE

Contact information:
Globe Bancorp, Inc.
Thomas J. Exnicios, (504) 887-0057

Globe Bancorp, Inc. Announces 2003 Fourth Quarter Earnings and Annual Earnings

METAIRIE, LA. --(BUSINESS WIRE)--February 12, 2004--Thomas J. Exnicios, President and Chief Executive Officer of Globe Bancorp, Inc. (OTC BB: GLBP), the holding company for Globe Homestead Savings Bank, announced earnings for the quarter and year ended December 31, 2003.

Globe Bancorp, Inc. reported fourth quarter net income of $43,000, ($0.17 per common share), down 6.70% from $47,000, ($0.18 per common share), in the comparable 2002 fourth quarter. Net income for the year ended December 31, 2003 was $158,000 ($0.62 per common share), down 21.10% from $200,000 ($0.73 per common share), for the 2002 comparable period. The decrease in both periods was due primarily to increased noninterest expenses.

Total assets decreased $1.6 million or 4.81% to $31.9 million at December 31, 2003 compared to $33.6 million at December 31, 2002. Such decrease was primarily due to decreases in cash and cash equivalents of $2.1 million and securities of $1.3 million, offset by an increase in loans receivable of $1.8 million. Total liabilities decreased $1.6 million or 5.8% to $26.4 million at December 31, 2003 compared to $28.0 million at December 31, 2002. Such decrease was primarily to decreases of $1.2 million in deposits and $0.4 million in Federal Home Loan Bank advances. Total stockholders' equity remained stable at December 31, 2003 compared to December 31, 2002..

Globe Bancorp, Inc. was formed on March 12, 2001 as a Louisiana corporation. We are the holding company for Globe Homestead Savings Bank. Our offices are located at 4051 Veterans Boulevard., Suite 100, Metairie, Louisiana 70002, and our telephone number is (504) 887-0057.

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Consolidated Balance Sheets
December 31, (Unaudited)	2003	2002

ASSETS:

Cash and Cash Equivalents	$1,649,524	$3,724,506

Investment Securities:
Available for sale	3,135,448	3,100,700
Held to maturity	1,433,816	2,809,338

Net Loans	24,985,908	23,201,585

Premises and Equipment, Net	119,911	111,596

Other Assets	616,409	606,210

Total Assets	$31,941,016	$33,553,935

LIABILITIES:

Deposits	$22,437,642	$23,675,900

Federal Home Loan Bank Advances	3,736,533	4,105,380

Other Liabilities	216,344	225,614

Total Liabilities	26,390,519	28,006,894

STOCKHOLDERS' EQUITY:

Common Stock - 304,175 shares issued	3,042	3,042

Additional paid-in capital	2,738,142	2,725,844

Treasury stock - 27,175 shares, at cost	(468,216)	(408,984)

Retained Earnings	3,492,919	3,422,821

Unearned ESOP Shares	(194,672)	(210,895)

Accumulated Other Comprehensive Income	(20,718)	15,213

Total Stockholders' Equity	5,550,497	5,547,041

Total Liabilities and Stockholders' Equity	$31,941,016	$33,553,935

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Consolidated Statements of Income
(Unaudited)
	For the Three Months Ended		For the Years Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$415,711	$490,324	$ 1,740,157	$ 1,978,156

Interest expense	174,198	262,277	812,972	1,093,191

Net interest income	241,513	228,047	927,185	884,965

Provision for (recovery of) loan losses	-	-	-	(1,024)

Net interest income after provision
for loan losses	241,513	228,047	927,185	885,989

Non-interest income	988	527	6,204	33,727

Non-interest expense	178,613	155,937	701,560	621,097

Income before income taxes	63,888	72,637	231,829	298,619

Income tax expense	20,441	26,069	73,858	98,411

Net income	$ 43,447	$ 46,568	$ 157,971	$ 200,208

Selected performance and other data:

Earnings per share	$0.17	$0.18	$0.62	$0.73

Return on average assets	0.54%	0.55%	0.48%	0.60%

Return on average equity	3.12%	3.30%	2.83%	3.45%

Average shares outstanding	254,318	254,829	255,512	274,805

Dividends per share	$0.175	$0.15	$0.35	$0.30

	As of December 31, 2003	As of December 31, 2002	As of December 31, 2003	As of December 31, 2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Non-Performing Assets	$ -	$ -	$ -	$ -

Book value per share	$20.27	$20.03	$20.27	$20.03

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